QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.20

Amazon Web Services Terms & Conditions

        Amazon (as defined below) provides Amazon Web Services (as defined below) to you subject to the following conditions. This is a legal agreement between you and Amazon. In consideration of Amazon allowing you to use Amazon Web Services and by receiving Amazon Properties (as defined below) or accessing Amazon Web Services you agree to be bound by the terms of this agreement ("Agreement"). If you do not agree, click on your browser's back button to decline this Agreement.

        Amazon Web Services is a platform which enables the creation of websites and applications that perform various functions, such as enabling and completing transactions, retrieving information about Amazon products or adding a product to an Amazon shopping cart, wish list, or registry (such websites and applications collectively, "Applications"). Amazon Web Services can be accessed through two interfaces: XML over HTTP or SOAP. Both of these methods return "structured data" (product name, manufacturer, price, etc.) about products available at www.amazon.com, www.amazon.co.uk, www.amazon.co.jp, www.amazon.de, www.amazon.fr and/or www.amazon.co.uk (together, the "Amazon Website") based on parameters such as keyword search terms and browse tree nodes. All information you receive from Amazon, and your use of it, is subject to the terms and conditions of this Agreement.

1.
LICENSE GRANT

        You are granted a limited, revocable, nonexclusive license to use any data, images, text, content, tools or other information (collectively referred to as the "Amazon Properties") received via Amazon Web Services in accordance with the terms and conditions described herein. By signing up to use Amazon Web Services you agree that you will provide accurate information during the registration process. Amazon retains all rights not expressly granted by this Agreement. "Amazon.com" and "we" means Amazon Services, Inc., if you are accessing data about products available at www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.jp, or www.amazon.fr, and Amazon.com.ca, Inc. if you are accessing data about products available at www.amazon.ca.

        How you may use Amazon Web Services and what you can and cannot do with the Amazon Properties:

  A.
  General

          1)    You may write an application that interfaces with Amazon Web Services;

          2)    You may make calls by ASIN, browse ID, Listmania(r) ID or keyword (or by any other method Amazon may permit in the future) to Amazon Web Services 24hrs a day, 7 days a week, provided you do not exceed 1 call per second or send files greater than 40K. If you build and release an Application, the 1 call per second limitation applies to each installed copy of the Application.

          3)    You may not sell, redistribute, sublicense or transfer all or any portion of the Amazon Properties;

          4)    You are responsible for complying with all applicable laws or regulations of any country or other jurisdiction and may not use Amazon Web Service or the Amazon Properties in a manner that violates any proprietary rights or any jurisdiction's laws, nor may you use the Amazon Properties in a way that would be libelous or defamatory or otherwise malicious or harmful to any person;

          5)    You may not interfere or attempt to interfere in any manner with the proper working of the Amazon Web Service;

          6)    You may not use or allow to be used the Amazon Properties on or within any Application if the Application violates any of the following restrictions:

  •
  promotes sexually explicit materials

  •
  promotes violence

  •
  promotes discrimination based on race, sex, religion, nationality, disability, sexual orientation, or age

  •
  promotes illegal activities

  •
  otherwise violates intellectual property rights

  By utilizing Amazon Web Services you agree that you will not engage in any such activities using your Application. If we issue you a developer token and your Application is thereafter determined (in our sole discretion) to be unsuitable for Amazon Web Services, we may terminate this Agreement.

  You acknowledge that we (and our corporate affiliates, such as Alexa Internet, Inc.) may crawl or otherwise monitor your Application for the purpose of ensuring the quality and reliability of links on or within your Application (for example, to detect links that are broken or non-functional, links to products that are out of stock or otherwise unavailable, etc.). Therefore, you agree that we and our corporate affiliates may take such actions and that you will not seek to block or otherwise interfere with such crawling or monitoring (and that we and our corporate affiliates may use technical means to overcome any methods used on your Application to block or interfere with such crawling or monitoring).

  Further, you acknowledge and agree that you will: (a) not, in connection with this Agreement, display or reference on or within your Application, any trademark or logo of any third party seller on the Amazon Website; (b) use any of the Amazon Properties or other information obtained by you from us or the Amazon Website in connection with this Agreement only in a lawful manner and only in accordance with the terms of this Agreement; (c) not modify or alter the Amazon Properties that consists of a graphic image, other than to resize it; and (d) not sell, redistribute, sublicense or transfer the Amazon Properties.

          7)    You may create, obtain and provide content to us in accordance with Section 5, "Providing Content To Amazon", below; and

          8)    You may not obtain pricing information through Amazon Web Services unless you are either (a) a seller on the Amazon Website and are using that data for the purposes of competitively pricing your products to be sold via the Amazon Website, or (b) an Amazon Associate and are using that data for the purposes of merchandising Amazon products on or within your Application.

  B.
  Display

          1)    You may display the Amazon Properties in any format you choose, subject to the terms and conditions contained in this Agreement;

          2)    You may edit the Amazon Properties that consist of text content only to shorten their length. You cannot add additional information to the Amazon Properties, for instance by inserting words into a customer review or supplementing a wish list or Listmania(r) list with new items;

          3)    You may not remove, obscure, or alter any notice of patent, copyright, trademark, or other proprietary right appearing on or contained within Amazon Web Service or within any Amazon Properties; and

          4)    If you choose to display the Amazon Property known as "Quick-Click?", you may not misrepresent the applicable product or its price, or alter the Quick-Click window or the code or the messaging being served by Amazon.

  C.
  Linking and Diversion

          1)    You must either: 1) link each of the Amazon Properties that is displayed on or within your Application to (a) a product detail page of the Amazon Website, or (b) any other page of the

  Amazon Website, including the Amazon homepage; or 2) otherwise provide your users with a method to visit the Amazon Website in conjunction with any use of any Amazon Properties. If neither of the above options are technologically possible given the design or intended use of your Application, you must display the current price for the applicable item to which the Amazon Property relates and indicate that the information is from Amazon;

          2)    You may not link any of the Amazon Properties presented on or within your Application to (a) any commercial page of a website other than the Amazon Website, or (b) in conjunction with any Amazon Property, direct traffic to any commercial page of a website other than the Amazon Website; and

          3)    You may however have links from content other than the Amazon Properties on or within your Application which link to competitor, informational or other websites.

  D.
  Storage and Obligation to Refresh

          1)    You may store Amazon Properties generally (other than pricing or availability information) for caching purposes for up to 24 hours, however, you may store the following Amazon Properties for caching purposes for up to 3 months:

URL Artists ISBN Distributor UPC MpaaRating	ASIN Authors Directors Release Date Reading Level EsrbRating	Product Name MPN Manufacturer Publisher Theatrical Release Date AgeGroup	Catalog Starring Media Num Media Platforms Encoding

  Without limitation of Amazon's rights under Section D4 below, you specifically acknowledge and agree that at any time Amazon may direct you to delete any of the above Amazon Properties and you will promptly comply with any such direction.

          2)    You must refresh and re-display any Amazon Properties (other than pricing or availability information) at least once every 24 hours or 3 months, as applicable, by making a call to Amazon Web Services and refreshing your Application's contents immediately after the call;

          3)    If you display pricing or availability information on or within your Application, you must refresh the information by making a call to Amazon Web Services either (a) at least once per hour or (b) at least once per week, and re-display the information and refresh your Application's contents immediately after the call;

          4)    If you choose to make a call to Amazon Web Services on a weekly basis under Section 3(b) above, you must include a time/date stamp adjacent to the pricing or availability information. (If the pricing or availability information being displayed was requested on the current day, you may omit the date portion of the stamp.) Additionally, you must include the following disclaimer either adjacent to the pricing or availability information, or provide it via a hyperlink, popup box, scripted popup, or other similar method:

    Price is accurate as of the date/time indicated. Prices and product availability are subject to change. Any price displayed on the Amazon website at the time of purchase will govern the sale of this product.

        Examples of acceptable messaging include:

    Amazon.com Price: $32.77 (as of 01/07/2004 14:11 PST—Details)

    Amazon.com Price: $32.77 (as of 14:11 PST—More info)

        In the above examples, "Details" and "More info" would provide a method for the user to read the disclaimer.

        Lastly, if you create a mobile Application, instead of displaying the time/date stamp and disclaimer next to the pricing or availability information, you may show that information in a dialog box each time the Application is started.

          5)    You may not continue to use, and must immediately remove from your Application and any personal database or server (or any other repository in your possession or under your control), any Amazon Properties that return a null value when an Amazon Web Services call is made or that we notify you are no longer available for use;

          6)    You may not store any Amazon Properties in any database, or network of servers, or other repository, either with or without a central location, which enables others to share the Amazon Properties;

          7)    If you are interested in storing Amazon Properties not listed in Section D1 above for longer than 24 hours, you may only do so with the written consent of Amazon. If you fail to obtain written consent, Amazon reserves the right to take legal action. To request permission, send an email describing your proposed use to webservices@amazon.com. If you are unsure of whether what you wish to do is permitted under this Agreement, please contact webservices@amazon.com.

2.
OWNERSHIP

        You retain all intellectual property rights you may have in the Applications, materials, products or processes you create which are based on or utilize Amazon Web Services (subject to Amazon's underlying rights in Amazon Web Services and Amazon Properties). You hereby release and covenant not to sue Amazon for any and all damages, liabilities, causes of action, judgments, and claims (a) pertaining to the intellectual property you develop that is based on, uses, or relates to Amazon Web Services; and (b) which otherwise may arise in connection with your use of, reliance on, or reference to Amazon Web Services. As between you and Amazon, we and our applicable licensors retain all intellectual property rights (including all patent, trademark, copyright, and other proprietary rights) in and to Amazon Web Services and the Amazon Properties provided via Amazon Web Services and any derivative works created by or for Amazon pursuant to the license in Section 5 below.

        We disclaim all liability, and you will be solely responsible for, the development, operation, and maintenance of your Application and for all materials that appear on or within your Application. For example, you will be solely responsible for:

  •
  the technical operation of your Application and all related equipment

  •
  creating and posting product descriptions on your site and linking those descriptions to our catalog

  •
  the accuracy and appropriateness of materials posted on or within your Application (including, among other things, all product-related materials)

  •
  ensuring that materials posted on or within your Application do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights)

  •
  ensuring that materials posted on your site are not libelous or otherwise illegal

  •
  ensuring that your Application accurately and adequately discloses, either through a privacy policy or otherwise, how you collect, use, store, and disclose data collected from visitors, including, where applicable, that third parties (including advertisers) may serve content and/or advertisements and collect information directly from visitors and may place or recognize cookies on visitors' browsers.

3.
USE OF AMAZON TRADEMARKS

        As long as you are in compliance with the terms of this Agreement, we grant you a nonexclusive, revocable right to use any graphic images and text described in Section 4 and such other text or images for which we grant express permission, solely for the purpose of indicating that a material, product or process that you created is used or based on Amazon Web Services. However, you may not do so if that material, product or process (a) disparages, tarnishes, infringes, or dilutes Amazon's or its licensors' trademarks, (b) violates any applicable law, or (c) infringes any third-party's rights or if you are notified by Amazon that in Amazon's opinion the product or service is objectionable for any reason. You may not modify the graphic image or text, or any other of our images, in any way. We reserve all of our rights in the graphic images and text, any other images, our trade names and trademarks, and all other intellectual property rights. You agree to follow our Trademark Guidelines, as those guidelines may change from time to time. We may revoke your license at any time by giving you notice. Other than as specified in this Agreement, you may not use any Amazon trademark, service mark, trade name or other business identifier of Amazon or third parties that sell products on the Amazon Website unless you obtain Amazon's and any applicable third party's prior written consent. The foregoing prohibition includes the use of "amazon," any other trademark of Amazon or its affiliates, or variations or misspellings of any of them, in the name of an Application or in a URL to the left of the top-level domain name (e.g., ".com", ".net", ".uk", etc.)—for example, a URL such as "amazon.mydomain.com", "amaozn.com" or "amazonauctions.net" would not be acceptable.

4.
IDENTIFYING YOURSELF AS A USER OF AMAZON WEB SERVICES.

        You may generally publicize your use of Amazon Web Services or any application you develop to work in conjunction with Amazon Web Services, however you may not issue any press release with respect to Amazon Web Services or this Agreement; such action may result in our termination of the license granted hereunder. We will make available to you certain small graphic images that you may use in conjunction with the display of the Amazon Properties. For instance, if you display Listmania(r) information on or within your Application, you may, but do not have to, display the Listmania logo. We may modify any graphic images provided to you and/or this notice from time to time. In addition, you may not in any manner misrepresent or embellish the relationship between us and you, or express or imply any relationship or affiliation between us and you or any other person or entity except as expressly permitted by this Agreement (including by expressing or implying that Amazon supports, sponsors, endorses, or contributes money to you or your business endeavors).

5.
PROVIDING CONTENT TO AMAZON

        You may provide text, images, reviews and other informational content ("Content") about a product to Amazon. If you do so, you hereby grant to Amazon a perpetual, royalty-free, non-exclusive, worldwide, irrevocable right and license to: (a) use, reproduce, perform, display and distribute the Content in any manner, (b) adapt, modify, re-format and create derivative works of the Content for any purpose, and (c) sublicense the foregoing rights to any third parties. Additionally, you represent and warrant that: (a) the Content is your original work or you obtained the Content in a lawful manner, and (b) Amazon's and its sublicensees' use of the Content as specified above will not violate any third party's rights, including but not limited to copyright rights. Amazon reserves the right, but is not obligated to, use and publish your name in the form of a credit in conjunction with the Content you supply to Amazon, and by supplying any Content, you grant Amazon the irrevocable right to do so.

6.
DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

        AMAZON WEB SERVICES AND ALL AMAZON PROPERTIES ARE PROVIDED BY AMAZON ON AN "AS IS" AND "AS AVAILABLE" BASIS. AMAZON MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE OPERATION OF AMAZON WEB SERVICES AND THE AMAZON PROPERTIES. YOU EXPRESSLY AGREE THAT YOUR USE OF AMAZON WEB SERVICES AND THE AMAZON PROPERTIES ARE AT YOUR SOLE RISK. TO THE FULL EXTENT PERMISSIBLE BY APPLICABLE LAW, AMAZON DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF PROPRIETARY RIGHTS AND ANY IMPLIED WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE. AMAZON DOES NOT WARRANT THAT AMAZON WEB SERVICES OR THE AMAZON PROPERTIES ARE FREE OF VIRUSES OR

OTHER HARMFUL COMPONENTS, OR THAT THEY WILL BE ACCESSIBLE ON A PERMANENT BASIS OR WITHOUT INTERRUPTION. AMAZON WILL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND ARISING FROM YOUR USE OF, OR INABILITY TO USE, AMAZON WEB SERVICES OR THE AMAZON PROPERTIES, INCLUDING, BUT NOT LIMITED TO DIRECT, INDIRECT, INCIDENTAL, PUNITIVE, AND CONSEQUENTIAL DAMAGES. CERTAIN STATE LAWS DO NOT ALLOW LIMITATIONS ON IMPLIED WARRANTIES OR THE EXCLUSION OR LIMITATION OF CERTAIN DAMAGES. IF THESE LAWS APPLY TO YOU, SOME OR ALL OF THE ABOVE DISCLAIMERS, EXCLUSIONS, OR LIMITATIONS MAY NOT APPLY TO YOU, AND YOU MIGHT HAVE ADDITIONAL RIGHTS.

        THIS LIMITATION OF LIABILITY DOES NOT APPLY TO LIMIT AMAZON'S LIABILITY FOR DEATH OR PERSONAL INJURY TO THE EXTENT ONLY THAT IT ARISES AS A RESULT OF THE NEGLIGENCE OF AMAZON OR OF ITS EMPLOYEES, AGENTS OR AUTHORISED REPRESENTATIVES.

7.
APPLICABLE LAW

        By using Amazon Web Services or the Amazon Properties, you agree that the laws of the state of Washington, without regard to principles of conflict of laws, will govern this Agreement and any dispute of any sort that might arise between you and Amazon.

8.
ARBITRATION

        Any dispute relating in any way to your use of Amazon Web Services or the Amazon Properties shall be submitted to confidential arbitration in the following location which is nearest to your place of residence: Seattle, Washington; London, England; Paris, France; or Tokyo, Japan, except that, to the extent you have in any manner violated or threatened to violate any proprietary rights of Amazon or its licensors, we may seek injunctive or other appropriate relief in any state, federal, or national court of competent jurisdiction (and you hereby irrevocably consent to nonexclusive jurisdiction and venue of the state and federal courts of Washington State with respect to any such matters). Arbitration under this Agreement shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator's award shall be binding and may be entered as a judgment in any court of competent jurisdiction. To the fullest extent permitted by applicable law, no arbitration under this Agreement shall be joined to an arbitration involving any other party subject to this Agreement, whether through class arbitration proceedings or otherwise.

9.
INDEMNIFICATION

        You agree to indemnify, and hold harmless Amazon and its employees, directors and representatives, and each of them, from and against any and all claims, costs, losses, damages, liabilities, judgments and expenses (including reasonable fees of attorneys and other professionals), arising out of or in connection with any claim, action or proceeding (any and all of which are "Claims") which in any way may result from or arise in any manner out of any act or omission by you in using Amazon Web Services, the Amazon Properties, or relating to the development, operation, maintenance, and contents of your Application, including but not limited to any infringement of any third-party proprietary rights. At Amazon's option, you will assume control of the defense and settlement of any Claim subject to indemnification by you (provided that, in such event, Amazon may at any time thereafter elect to take over control of the defense and settlement of any such Claim, and in any event, you may not settle any such Claim without Amazon's prior written consent).

10.
TERMINATION

        You may terminate this Agreement by ceasing to use Amazon Web Services and the Amazon Properties. The license contained in this Agreement will terminate automatically without notice if you fail to comply with any provision of this Agreement. We reserve the right to terminate this Agreement (and/or your account) or discontinue Amazon Web Services or any portion or feature thereof for any reason and at any time in our sole discretion. Upon any termination or notice of any discontinuance, you must immediately stop and thereafter desist from using Amazon Web Services, including the

Amazon Properties, and any applicable portions or features thereof, and delete all Amazon Properties in your possession or control (including from your Application and your servers). Upon any termination of this Agreement, all rights and obligations of Amazon and you under this Agreement will be extinguished, except that the provisions of Sections 2, 6, 7, 8, 9, 11, 12 13, 14, 15 and this Section 10 shall survive any such termination and shall continue to bind you and us in accordance with their terms.

11.
MODIFICATION

        We may modify any of the terms and conditions contained in this Agreement, at any time and in our sole discretion, by posting a change notice or a new agreement on our site. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT. YOUR CONTINUED USE OF AMAZON WEB SERVICES OR THE AMAZON PROPERTIES FOLLOWING OUR POSTING OF A CHANGE NOTICE OR NEW AGREEMENT ON OUR SITE WILL CONSTITUTE BINDING ACCEPTANCE OF THE CHANGE.

12.
SEVERABILITY.

        In the event that any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and, upon Amazon's request, the court shall construe any invalid or unenforceable portions in a manner that most closely reflects the effect and intent of the original language, consistent with the same being valid and enforceable.

13.
NONWAIVER.

        No failure or forbearance by Amazon to insist upon or enforce strict performance by you of any provision of this Agreement or to exercise any of its rights or remedies under this Agreement or otherwise available at law or in equity will be construed as a waiver or relinquishment to any extent of Amazon's right to assert or rely on any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.

14.
BREACH.

        No breach of this Agreement on the part of Amazon shall be deemed material or entitle you to any remedy unless you shall have given Amazon notice thereof and Amazon shall fail to cure such breach within 30 days of its receipt of such notice, if such breach is reasonably capable of being fully cured within such 30 day period; or if such breach is not reasonably capable of being fully cured within such 30 day period, unless Amazon shall not have commenced to cure such breach within said 30 day period and does not proceed with reasonable diligence to complete the curing thereof.

15.
ENTIRE AGREEMENT.

        This Agreement constitutes the entire agreement between you and Amazon regarding the subject matter hereof and supersedes any and all prior or contemporaneous representation, understanding, agreement or communication between you and Amazon regarding such subject matter. Except as provided by Section 11, this Agreement may not be amended, varied or supplemented except by a writing executed by both you and us that specifically references this Agreement and the provision(s) to be amended, varied or supplemented, and, without limitation of the foregoing, no provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in a writing executed as provided above in this sentence.

OUR ADDRESSES

Amazon Services, Inc.
907 Tahoe Blvd. Suite 5
Incline Village, NV, 89451
http://www.amazon.com

Amazon.com.ca, Inc.
1200 - 12th Ave S., Suite 1200
Seattle, WA 98144
http://www.amazon.ca

© 2002-2004 Amazon.com, Inc. or its affiliates

QuickLinks

  Exhibit 10.20
Amazon Web Services Terms & Conditions